                                    THE LAKES
                              6615 THE LAKES DRIVE

                             RALEIGH, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

                      [AMERICAN APPRAISAL ASSOCIATES LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    THE LAKES
       6615 THE LAKES DRIVE
       RALEIGH, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 600 units with a total of 496,980 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 75.293 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE LAKES, RALEIGH, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                       ($22,800,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  /s/ Frank Fehribach
June 30, 2003                     Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603
Assisted By:
Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE LAKES, RALEIGH, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                      APPRAISAL DATA

Executive Summary ..............................................................        4
Introduction ...................................................................        9
Area Analysis ..................................................................       11
Market Analysis ................................................................       14
Site Analysis ..................................................................       16
Improvement Analysis ...........................................................       16
Highest and Best Use ...........................................................       17

                                         VALUATION

Valuation Procedure ............................................................       18
Sales Comparison Approach ......................................................       20
Income Capitalization Approach .................................................       26
Reconciliation and Conclusion ..................................................       37

                                          ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LAKES, RALEIGH, NORTH CAROLINA

                                     EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     The Lakes
LOCATION:                          6615 The Lakes Drive
                                   Raleigh, North Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 14, 2003
DATE OF REPORT:                    June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            75.293 acres, or 3,279,763 square feet
  Assessor Parcel No.:             1717003839
  Floodplain:                      Community Panel No. 37183C0331E (March 3,
                                   1992) Flood Zone X, an area outside the
                                   floodplain.
  Zoning:                          R-10 (Residential-10)

BUILDING:
  No. of Units:                    600 Units
  Total NRA:                       496,980 Square Feet
  Average Unit Size:               828
  Square Feet Apartment Density:   8.0 units per acre
  Year Built:                      1972

UNIT MIX AND MARKET RENT:

                              GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                                   Square    ------------------      Monthly      Annual
    Unit Type                       Feet      Per Unit   Per SF      Income       Income
------------------------------------------------------------------------------------------
Geneva - 1Bd/1Ba Eff                 535       $490      $0.92      $ 35,280    $  423,360
Tahoe - 1Bd/1Ba                      735       $575      $0.78      $131,100    $1,573,200
Champlain - 2Bd/1Ba                  960       $660      $0.69      $150,480    $1,805,760
Superior - 2Bd/2Ba                 1,000       $685      $0.69      $ 49,320    $  591,840
                                                                    ----------------------
                                                         Total      $366,180    $4,394,160
                                                                    ======================

OCCUPANCY:                         89%
ECONOMIC LIFE:                     45 Years
EFFECTIVE AGE:                     25 Years
REMAINING ECONOMIC LIFE:           20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LAKES, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                                   [PICTURE]

EXTERIOR - PROPERTY SIGN                                       EXTERIOR - OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LAKES, RALEIGH, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

   As Vacant:                      Hold for future multi-family development
   As Improved:                    Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE LAKES, RALEIGH, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

                                            Amount                 $/Unit
                                         -----------           --------------
INCOME CAPITALIZATION APPROACH
DIRECT CAPITALIZATION
Potential Rental Income                  $4,394,160            $7,324
Effective Gross Income                   $3,995,861            $6,660
Operating Expenses                       $1,630,193            $2,717           40.8% of EGI
Net Operating Income:                    $2,215,668            $3,693

Capitalization Rate                      9.50%
DIRECT CAPITALIZATION VALUE              $23,000,000 *         $38,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    15%
Stabilized Vacancy & Collection Loss:    12%
Lease-up / Stabilization Period          1 months
Terminal Capitalization Rate             10.00%
Discount Rate                            11.50%
Selling Costs                            3.00%
Growth Rates:
  Income                                 3.00%
  Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE               $22,800,000 *         $38,000 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $22,800,000           $38,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $42,151 to $71,277
  Range of Sales $/Unit (Adjusted)       $34,616 to $39,796
VALUE INDICATION - PRICE PER UNIT        $23,700,000 *         $39,500 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales     5.28 to 7.54
  Selected EGIM for Subject              5.75
  Subject's Projected EGI                $3,995,861
EGIM ANALYSIS CONCLUSION                 $22,700,000 *         $37,833 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $23,700,000 *         $39,500 / UNIT

RECONCILED SALES COMPARISON VALUE        $23,700,000           $39,500 / UNIT

-------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LAKES, RALEIGH, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

  Price Per Unit                         $23,700,000
  NOI Per Unit                           $23,700,000
  EGIM Multiplier                        $22,700,000
INDICATED VALUE BY SALES COMPARISON      $23,700,000           $39,500 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:          $23,000,000
  Discounted Cash Flow Method:           $22,800,000
INDICATED VALUE BY THE INCOME APPROACH   $22,800,000           $38,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $22,800,000           $38,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE LAKES, RALEIGH, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6615 The Lakes Drive, Raleigh, Wake County, North Carolina. Raleigh identifies it as 1717003839.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Chad Walker on May 14, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI and Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE LAKES, RALEIGH, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:                      6 to 12 months
  EXPOSURE PERIOD:                       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Growth Fund. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE LAKES, RALEIGH, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Raleigh, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Falls of Neuse Road
West   - Six Forks Road
South  - Lynn Road
North  - Strickland Road

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE LAKES, RALEIGH, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                -----------------------------------------------
         CATEGORY               1-MI. RADIUS     3-MI. RADIUS      5-MI. RADIUS         MSA
-----------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   12,415           75,448          172,365        1,249,659
5-Year Population                    12,592           79,410          187,857        1,408,794
% Change CY-5Y                          1.4%             5.3%             9.0%            12.7%
Annual Change CY-5Y                     0.3%             1.1%             1.8%             2.5%

HOUSEHOLDS
Current Households                    5,755           32,250           73,126          484,776
5-Year Projected Households           5,812           33,996           79,287          545,189
% Change CY - 5Y                        1.0%             5.4%             8.4%            12.5%
Annual Change CY-5Y                     0.2%             1.1%             1.7%             2.5%

INCOME TRENDS
Median Household Income          $   55,517       $   65,945       $   67,821       $   55,832
Per Capita Income                $   27,512       $   31,391       $   32,564       $   25,814
Average Household Income         $   64,032       $   74,022       $   77,240       $   66,544

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                                ----------------------------------------------
         CATEGORY               1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS        MSA
-------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            44.30%          37.14%            36.69%         33.18%
5-Year Projected % Renting         44.21%          36.61%            35.95%         32.28%

% of Households Owning             49.28%          57.03%            58.17%         61.69%
5-Year Projected % Owning          49.13%          57.65%            59.10%         63.00%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE LAKES, RALEIGH, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Sandy Forks Road and single-family residential
South - Apartments
East  - Apartments
West  - Apartments

CONCLUSIONS

The subject is well located within the city of Raleigh. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE LAKES, RALEIGH, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Raleigh in Wake County. The overall pace of development in the subject's market is more or less stable. Currently, there are 176 units under construction in North Raleigh. 468 units of the Columns at Wakefield have been completed in the past six months at Falls Creek and Falls River Road. Additionally, there are 122 units proposed at The Cliffs at Grove Barton Road and Doie Cope Road. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region                         Submarket
------          ------                         ---------
 1Q01            8.1%                            10.4%
 3Q01            9.6%                             9.6%
 1Q02           12.5%                            12.5%
 3Q02           12.0%                            11.7%
 1Q03           12.6%                            13.7%

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have steadily been rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In comparison, the Raleigh-North Submarket is posting vacancy rates of 13.7%. The vacancy rate has continued to increase in this submarket as more apartment complexes have been built.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period         Region      % Change   Submarket   % Change
------         ------      --------   ---------   --------
 1Q01           $746           -        $727           -
 3Q01           $763         2.3%       $746         2.6%
 1Q02           $764         0.1%       $747         0.1%
 3Q02           $761        -0.4%       $746        -0.1%
 1Q03           $758        -0.4%       $739        -0.9%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE LAKES, RALEIGH, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.         Property Name         Units      Ocpy.       Year Built               Proximity to subject
-----------------------------------------------------------------------------------------------------------------
  R-1     Cambridge                  168        77%           1995          0.70 mile to the west of the subject
  R-2     Archstone Ridgewood        228        93%           1986          0.50 mile to the north of the subject
  R-3     Cedar Point                168        70%           1972          0.25 mile northeast of the subject
  R-4     Laurel Springs             122        98%           1986          0.70 mile to the north of the subject
  R-5     Hunting Ridge              176        97%           1982          0.75 mile northeast of the subject
Subject   The Lakes                  600        89%           1972

The Raleigh-Central submarket as well as the Triangle as a whole has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the North Submarket was $739, which is $19 below the Region at $758. However, rates are currently stabilizing and remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE LAKES, RALEIGH, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                    75.293 acres, or 3,279,763 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             37183C0331E, dated March 3, 1992
  Flood Zone                  Zone X
 Zoning                       R-10, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                           ASSESSED VALUE - 2002             TAX RATE /  PROPERTY
                 -----------------------------------------   --------------------
PARCEL NUMBER       LAND         BUILDING         TOTAL      MILL RATE     TAXES
---------------------------------------------------------------------------------
 1717003839      $4,800,000    $18,839,293     $23,639,293   0.01000     $236,337

IMPROVEMENT ANALYSIS

 Year Built                   1972
 Number of Units              600
 Net Rentable Area            496,980 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Wood or vinyl siding
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              spa/jacuzzi, basketball court, sand volleyball,
                              tennis court, racquetball court, jogging track,
                              gym room, playground, laundry room, and parking
                              area.
 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE LAKES, RALEIGH, NORTH CAROLINA

Unit Mix:

                                                            Unit Area
     Unit Type                Number of Units               (Sq. Ft.)
---------------------------------------------------------------------
Geneva - 1Bd/1Ba Eff                72                          535
Tahoe - 1Bd/1Ba                    228                          735
Champlain - 2Bd/1Ba                228                          960
Superior - 2Bd/2Ba                  72                        1,000

Overall Condition             Average
Effective Age                 25 years
Economic Life                 45 years
Remaining Economic Life       20 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 600-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE LAKES, RALEIGH, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE LAKES, RALEIGH, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE LAKES, RALEIGH, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE LAKES, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE
          DESCRIPTION                         SUBJECT                             I - 1
-------------------------------  ---------------------------------  ---------------------------------
 Property Name                   The Lakes                          Cottages of Stonehenge
LOCATION:
 Address                         6615 The Lakes Drive               7600 Falcon Rest Circle
 City, State                     Raleigh, North Carolina            Raleigh, North Carolina
 County                          Wake                               Wake
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          496,980                            235,400
 Year Built                      1972                               1986
 Number of Units                 600                                188
 Unit Mix:                                Type              Total      Type                     Total
                                 Geneva - 1Bd/1Ba Eff         72    2Br/2.5Ba                    139
                                 Tahoe - 1Bd/1Ba             228    3Br/2.5Ba                     49
                                 Champlain - 2Bd/1Ba         228
                                 Superior - 2Bd/2Ba           72
 Average Unit Size (SF)          828                                1,252
 Land Area (Acre)                75.2930                            19.5100
 Density (Units/Acre)            8.0                                9.6
 Parking Ratio (Spaces/Unit)     2.00                               N/A
 Parking Type (Gr., Cov., etc.)  Open                               Open
CONDITION:                       Average                            Good
APPEAL:                          Average                            Good
AMENITIES:
 Pool/Spa                        Yes/Yes                            Yes/Yes
 Gym Room                        Yes                                Yes
 Laundry Room                    Yes                                No
 Secured Parking                 No                                 No
 Sport Courts                    No                                 Yes
 Washer/Dryer Connection         Yes                                Yes
 Fireplaces                      Yes                                Yes
 Other
OCCUPANCY:                       89%                                91%
TRANSACTION DATA:
 Sale Date                                                          July, 2002
 Sale Price ($)                                                     $13,400,000
 Grantor                                                            Daniel Mid-Atlantic Properties II
 Grantee                                                            Sterling Aprtments LLC
 Sale Documentation                                                 Book 09505 Page 0045
 Verification                                                       Wake County Records
 Telephone Number
ESTIMATED PRO-FORMA:                                                   Total $   $/Unit      $/SF
--------------------------------------------------------------------------------------------------
 Potential Gross Income                                             $1,953,497  $10,391     $ 8.30
 Vacancy/Credit Loss                                                $  175,815  $   935     $ 0.75
                                                                    ------------------------------
 Effective Gross Income                                             $1,777,682  $ 9,456     $ 7.55
 Operating Expenses                                                 $  797,443  $ 4,242     $ 3.39
                                                                    ------------------------------
 Net Operating Income                                               $  980,239  $ 5,214     $ 4.16
--------------------------------------------------------------------------------------------------
NOTES:
 PRICE PER UNIT                                                                $ 71,277
 PRICE PER SQUARE FOOT                                                         $  56.92
 EXPENSE RATIO                                                                     44.9%
 EGIM                                                                              7.54
 OVERALL CAP RATE                                                                  7.32%
 Cap Rate based on Pro Forma or Actual Income?                                  ACTUAL

                                           COMPARABLE                           COMPARABLE
          DESCRIPTION                         I - 2                                I - 3
-------------------------------  -----------------------------  ----------------------------------------
 Property Name                   Calibre Chase                  Polo Run
LOCATION:
 Address                         231 Calibre Chase Drive        1803 Hillock Drive
 City, State                     Raleigh, North Carolina        Raleigh, North Carolina
 County                          Wake                           Wake
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          171,312                        307,630
 Year Built                      1988                           1971
 Number of Units                 192                            278
 Unit Mix:                             Type             Total    Type                             Total
                                 1Br/1Ba - Type 1         48    1Br/1Ba                            50
                                 1Br/1Ba - Type 2         48    2Br/2Ba                           168
                                 1Br/1Ba - Type 3         24    3Br/2Ba                            60
                                 2Br/2Ba                  72
 Average Unit Size (SF)          892                            1,107
 Land Area (Acre)                7.0100                         28.3200
 Density (Units/Acre)            27.4                           9.8
 Parking Ratio (Spaces/Unit)     N/A                            N/A
 Parking Type (Gr., Cov., etc.)  Open                           Open
CONDITION:                       Good                           Average
APPEAL:                          Good                           Average
AMENITIES:
 Pool/Spa                        Yes/No                         Yes/No
 Gym Room                        Yes                            Yes
 Laundry Room                    No                             Yes
 Secured Parking                 No                             No
 Sport Courts                    Yes                            Yes
 Washer/Dryer Connection         Yes                            Yes
 Fireplaces                      Yes                            No
 Other
OCCUPANCY:                       98%                            94%
TRANSACTION DATA:
 Sale Date                       November, 2001                 October, 2001
 Sale Price ($)                  $11,755,000                    $11,718,000
 Grantor                         SWA Acquisitions LTD           New Plan of Polo Run Inc.
 Grantee                         Wilson Investment Properties   CK Polo Run LLC
                                 Inc.
 Sale Documentation              Book 09142 Page 2745           Book 09101 Page 1868
 Verification                    Wake County Records            Wake County Records
 Telephone Number
ESTIMATED PRO-FORMA:               Total $     $/Unit    $/SF      Total $        $/Unit       $/SF
----------------------------------------------------------------------------------------------------
 Potential Gross Income          $1,890,720    $9,848   $11.04  $2,362,560        $8,498      $ 7.68
 Vacancy/Credit Loss             $   75,629    $  394   $ 0.44  $  141,754        $  510      $ 0.46
                                 -------------------------------------------------------------------
 Effective Gross Income          $1,815,091    $9,454   $10.60  $2,220,806        $7,989      $ 7.22
 Operating Expenses              $  705,889    $3,677   $ 4.12  $  999,363        $3,595      $ 3.25
                                 -------------------------------------------------------------------
 Net Operating Income            $1,109,202    $5,777   $ 6.47  $1,221,443        $4,394      $ 3.97
----------------------------------------------------------------------------------------------------
NOTES:
 PRICE PER UNIT                               $61,224                            $42,151
 PRICE PER SQUARE FOOT                        $ 68.62                            $ 38.09
 EXPENSE RATIO                                   38.9%                              45.0%
 EGIM                                            6.48                               5.28
 OVERALL CAP RATE                                9.44%                             10.42%
 Cap Rate based on Pro Forma or Actual Income?  ACTUAL                            PRO FORMA

                                            COMPARABLE                    COMPARABLE
          DESCRIPTION                          I - 4                         I - 5
-------------------------------  ------------------------------  ------------------------------
 Property Name                   Hidden Creek                    Sedgewood Green
LOCATION:
 Address                         5601 Old Wake Forest Road       3917 Knickerbocker Parkway
 City, State                     Raleigh, North Carolina         Raleigh, North Carolina
 County                          Wake                            Wake
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          203,500                         230,196
 Year Built                      1979                            1990
 Number of Units                 200                             228
 Unit Mix:                        Type                   Total      Type                 Total
                                 1Br/1Ba                   50    1Br/1Ba - Type 1         36
                                 2Br/2Ba                  110    1Br/1Ba - Type 2         36
                                 3Br/2Ba                   40    1Br/1Ba - Type 3         36
                                                                 2Br/2Ba                  60
                                                                 3Br/2Ba                  60
 Average Unit Size (SF)          1,018                           1,010
 Land Area (Acre)                19.7700                         22.8400
 Density (Units/Acre)            10.1                            10.0
 Parking Ratio (Spaces/Unit)     N/A                             N/A
 Parking Type (Gr., Cov., etc.)  Open                            Open/Garage
CONDITION:                       Average                         Good
APPEAL:                          Average                         Good
AMENITIES:
 Pool/Spa                        Yes/Yes                         Yes/No
 Gym Room                        Yes                             Yes
 Laundry Room                    Yes                             Yes
 Secured Parking                 No                              No
 Sport Courts                    Yes                             Yes
 Washer/Dryer Connection         Yes                             Yes
 Fireplaces                      Yes                             Yes
 Other
OCCUPANCY:                       92%                             97%
TRANSACTION DATA:
 Sale Date                       October, 2001                   November, 2000
 Sale Price ($)                  $9,862,835                      $14,350,000
 Grantor                         Schaedle Worthington Hyde       ERI NC Inc.
                                 Properties, LP
 Grantee                         Hidden Creek Partners LP        Segdewood Green Apartments LLC
 Sale Documentation              Book 09117 Page 1624            Book 08746 Page 0269
 Verification                    Wake County Records             Wake County Records
 Telephone Number
ESTIMATED PRO-FORMA:               Total $      $/Unit   $/SF      Total $      $/Unit   $/SF
----------------------------------------------------------------------------------------------
 Potential Gross Income          $1,731,960     $8,660  $ 8.51   $1,979,381     $8,681  $ 8.60
 Vacancy/Credit Loss             $  138,557     $  693  $ 0.68   $   59,381     $  260  $ 0.26
                                                ----------------------------------------------
 Effective Gross Income          $1,593,403     $7,967  $ 7.83   $1,920,000     $8,421  $ 8.34
 Operating Expenses              $  717,031     $3,585  $ 3.52   $  729,600     $3,200  $ 3.17
                                                ----------------------------------------------
 Net Operating Income            $  876,372     $4,382  $ 4.31   $1,190,400     $5,221  $ 5.17
----------------------------------------------------------------------------------------------
NOTES:
 PRICE PER UNIT                                $49,314                         $62,939
 PRICE PER SQUARE FOOT                         $ 48.47                         $ 62.34
 EXPENSE RATIO                                    45.0%                           38.0%
 EGIM                                             6.19                            7.47
 OVERALL CAP RATE                                 8.89%                           8.30%
 Cap Rate based on Pro Forma or Actual Income?  PRO FORMA                        ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE LAKES, RALEIGH, NORTH CAROLINA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,151 to $71,277 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,616 to $39,796 per unit with a mean or average adjusted price of $36,573 per unit. The median adjusted price is $35,828 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $23,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE LAKES, RALEIGH, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                              COMPARABLE                COMPARABLE
        DESCRIPTION                     SUBJECT                 I - 1                     I - 2
---------------------------------------------------------------------------------------------------------
  Property Name                 The Lakes                Cottages of Stonehenge   Calibre Chase
  Address                       6615 The Lakes Drive     7600 Falcon Rest Circle  231 Calibre Chase Drive
  City                          Raleigh, North Carolina  Raleigh, North Carolina  Raleigh, North Carolina
  Sale Date                                              July, 2002               November, 2001
  Sale Price ($)                                         $13,400,000              $11,755,000
  Net Rentable Area (SF)        496,980                  235,400                  171,312
  Number of Units               600                      188                      192
  Price Per Unit                                         $71,277                  $61,224
  Year Built                    1972                     1986                     1988
  Land Area (Acre)              75.2930                  19.5100                  7.0100

---------------------------------------------------------------------------------------------------------
VALUE ADJUSTMENTS                     DESCRIPTION            DESCRIPTION    ADJ.      DESCRIPTION    ADJ.
---------------------------------------------------------------------------------------------------------
  Property Rights Conveyed      Fee Simple Estate        Fee Simple Estate    0%  Fee Simple Estate    0%
  Financing                                              Cash To Seller       0%  Cash To Seller       0%
  Conditions of Sale                                     Arm's Length         0%  Arm's Length         0%
  Date of Sale (Time)                                    07-2002              0%  11-2001              0%

VALUE AFTER TRANS. ADJUST.
($/UNIT)                                                      $71,277                   $61,224
  Location                                               Superior           -20%  Comparable           0%
  Number of Units               600                      188                -10%  192                -10%
  Quality / Appeal              Average                  Superior           -10%  Superior           -10%
  Age / Condition               1972                     1986 / Good        - 5%  1988 / Good         -5%
  Occupancy at Sale             89%                      91%                  0%  98%                -10%
  Amenities                     Good                     Comparable           0%  Comparable           0%
  Average Unit Size (SF)        828                      1,252               -5%  892                  0%
---------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                         -50%                     -35%
---------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                 $35,638                   $39,796
---------------------------------------------------------------------------------------------------------

                                       COMPARABLE                COMPARABLE               COMPARABLE
        DESCRIPTION                       I - 3                     I - 4                    I - 5
-------------------------------------------------------------------------------------------------------------
  Property Name                 Polo Run                  Hidden Creek              Sedgewood Green
  Address                       1803 Hillock Drive        5601 Old Wake Forest Road 3917 Knickerbocker Parkway
  City                          Raleigh, North Carolina   Raleigh, North Carolina   Raleigh, North Carolina
  Sale Date                     October, 2001             October, 2001             November, 2000
  Sale Price ($)                $11,718,000               $9,862,835                $14,350,000
  Net Rentable Area (SF)        307,630                   203,500                   230,196
  Number of Units               278                       200                       228
  Price Per Unit                $42,151                   $49,314                   $62,939
  Year Built                    1971                      1979                      1990
  Land Area (Acre)              28.3200                   19.7700                   22.8400
-------------------------------------------------------------------------------------------------------------
VALUE ADJUSTMENTS                    DESCRIPTION    ADJ.      DESCRIPTION    ADJ.        DESCRIPTION      ADJ.
-------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed      Fee Simple Estate     0%  Fee Simple Estate    0%   Fee Simple Estate       0%
  Financing                     Cash To Seller        0%  Cash To Seller       0%   Cash To Seller          0%
  Conditions of Sale            Arm's Length          0%  Arm's Length         0%   Arm's Length            0%
  Date of Sale (Time)           10-2001               0%  10-2001              0%   11-2000                 0%

VALUE AFTER TRANS. ADJUST.
($/UNIT)                              $42,151                   $49,314                    $ 62,939
  Location                      Comparable            0%  Superior            -5%   Comparable              0%
  Number of Units               278                 -10%  200                -10%   228                   -10%
  Quality / Appeal              Comparable            0%  Comparable           0%   Superior              -10%
  Age / Condition               1971 / Average        0%  1979 / Average      -5%   1990 / Good           -10%
  Occupancy at Sale             94%                   0%  92%                  0%   97%                   -10%
  Amenities                     Comparable            0%  Comparable           0%   Comparable              0%
  Average Unit Size (SF)        1,107                -5%  1,018               -5%   1,010                  -5%
-------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                 -15%                     -25%                         -45%
-------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)         $35,828                   $36,986                    $34,616
-------------------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)          $34,616       TO       $    39,796
MEAN (PER UNIT)                 $36,573
MEDIAN (PER UNIT)               $35,828
VALUE CONCLUSION (PER UNIT)     $40,000

VALUE OF IMPROVEMENT & MAIN SITE                       $24,000,000
  PV OF CONCESSIONS                                   -$   283,000
VALUE INDICATED BY SALES COMPARISON APPROACH           $23,717,000
ROUNDED                                                $23,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE LAKES, RALEIGH, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                              SALE PRICE                    NOI/         SUBJECT NOI
COMPARABLE       NO. OF       ----------                 ----------     --------------   ADJUSTMENT     INDICATED
   NO.           UNITS        PRICE/UNIT        OAR       NOI/UNIT      SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
------------------------------------------------------------------------------------------------------------------
   I-1            188         $13,400,000       7.32%    $  980,239       $2,215,668       0.708          $50,481
                              $    71,277                $    5,214       $    3,693
   I-2            192         $11,755,000       9.44%    $1,109,202       $2,215,668       0.639          $39,135
                              $    61,224                $    5,777       $    3,693
   I-3            278         $11,718,000      10.42%    $1,221,443       $2,215,668       0.840          $35,427
                              $    42,151                $    4,394       $    3,693
   I-4            200         $ 9,862,835       8.89%    $  876,372       $2,215,668       0.843          $41,559
                              $    49,314                $    4,382       $    3,693
   I-5            228         $14,350,000       8.30%    $1,190,400       $2,215,668       0.707          $44,516
                              $    62,939                $    5,221       $    3,693

                                   PRICE/UNIT

  Low                    High          Average            Median
$35,427                $50,481         $42,223           $41,559

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                $    40,000
                                                        -----------
Number of Units                                                 600
                                                        -----------
Value                                                   $24,000,000
 PV of Concessions                                     -$   283,000
                                                        -----------
Value Based on NOI Analysis                             $23,717,000
                              Rounded                   $23,700,000

The adjusted sales indicate a range of value between $35,427 and $50,481 per unit, with an average of $42,223 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $23,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE LAKES, RALEIGH, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE      NO. OF      -----------       EFFECTIVE        OPERATING                     SUBJECT
   NO.           UNITS      PRICE/UNIT      GROSS INCOME        EXPENSE           OER     PROJECTED OER    EGIM
---------------------------------------------------------------------------------------------------------------
   I-1           188        $13,400,000     $  1,777,682       $797,443          44.86%                    7.54
                            $    71,277
   I-2           192        $11,755,000     $  1,815,091       $705,889          38.89%                    6.48
                            $    61,224
   I-3           278        $11,718,000     $  2,220,806       $999,363          45.00%                    5.28
                            $    42,151                                                       40.80%
   I-4           200        $ 9,862,835     $  1,593,403       $717,031          45.00%                    6.19
                            $    49,314
   I-5           228        $14,350,000     $  1,920,000       $729,600          38.00%                    7.47
                            $    62,939

                                      EGIM

Low                     High       Average                Median
---                     ----       -------                ------
5.28                    7.54        6.59                  6.48

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                          5.75
Subject EGI                                     $ 3,995,861

Value                                           $22,976,200
 PV of Concessions                             -$   283,000
                                               ------------
Value Based on EGIM Analysis                    $22,693,200
                              Rounded           $22,700,000

      Value Per Unit                            $    37,833

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.80% before reserves. The comparable sales indicate a range of expense ratios from 38.00% to 45.00%, while their EGIMs range from 5.28 to 7.54. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $22,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $23,700,000.

Price Per Unit                $23,700,000
NOI Per Unit                  $23,700,000
EGIM Analysis                 $22,700,000

Sales Comparison Conclusion   $23,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE LAKES, RALEIGH, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE LAKES, RALEIGH, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                     Average
                              Unit Area       ----------------------
      Unit Type               (Sq. Ft.)       Per Unit        Per SF      %Occupied
-----------------------------------------------------------------------------------
Geneva - 1Bd/1Ba Eff             535            $487          $0.91         82.9%
Tahoe - 1Bd/1Ba                  735            $576          $0.78         96.1%
Champlain - 2Bd/1Ba              960            $658          $0.69         86.1%
Superior - 2Bd/2Ba              1000            $683          $0.68         79.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE LAKES, RALEIGH, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                                 -----------------------------------------------
                                                    R-1       R-2        R-3       R-4     R-5
                                                 -----------------------------------------------
                                                           Archstone             Laurel  Hunting
                                                 Cambridge Ridgewood Cedar Point Springs  Ridge
                                                 -----------------------------------------------
                                 SUBJECT SUBJECT              COMPARISON TO SUBJECT
                   SUBJECT UNIT   ACTUAL  ASKING -----------------------------------------------
  DESCRIPTION          TYPE        RENT    RENT   Superior  Similar   Inferior   Similar Similar   MIN   MAX   MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------
Monthly Rent     GENEVA -        $  487  $  539             $  565                               $  565 $  565 $  565 $   565
Unit Area (SF)   1BD/1BA EFF        535     535                510                                  510    510    510     510
Monthly Rent Per
 Sq. Ft.                         $ 0.91  $ 1.01             $ 1.11                               $ 1.11 $ 1.11 $ 1.11 $  1.11

Monthly Rent     TAHOE - 1BD/1BA $  576  $  609   $   705   $  690     $  530            $   630 $  530 $  705 $  660 $   639
Unit Area (SF)                      735     735       808      710        685                760    685    808    735     741
Monthly Rent Per
 Sq. Ft.                         $ 0.78  $ 0.83   $  0.87   $ 0.97     $ 0.77            $  0.83 $ 0.77 $ 0.97 $ 0.85 $  0.86

Monthly Rent     CHAMPLAIN -     $  658  $  679             $  725                               $  725 $  725 $  725 $   725
Unit Area (SF)   2BD/1BA            960     960                836                                  836    836    836     836
Monthly Rent Per
 Sq. Ft.                         $ 0.69  $ 0.71             $ 0.87                               $ 0.87 $ 0.87 $ 0.87 $  0.87

Monthly Rent     SUPERIOR -      $  683  $  719   $   878              $  640    $   869         $  640 $  878 $  869 $   796
Unit Area (SF)   2BD/2BA          1,000   1,000     1,158               1,040      1,343          1,040  1,343  1,158   1,180
Monthly Rent Per
 Sq. Ft.                         $ 0.68  $ 0.72   $  0.76              $ 0.62    $  0.65         $ 0.62 $ 0.76 $ 0.65 $  0.67

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                             Market Rent
                                             Unit Area   ------------------      Monthly       Annual
     Unit Type             Number of Units   (Sq. Ft.)   Per Unit    Per SF      Income        Income
-------------------------------------------------------------------------------------------------------
Geneva - 1Bd/1Ba Eff             72              535       $490       $0.92     $ 35,280     $  423,360
Tahoe - 1Bd/1Ba                 228              735       $575       $0.78     $131,100     $1,573,200
Champlain - 2Bd/1Ba             228              960       $660       $0.69     $150,480     $1,805,760
Superior - 2Bd/2Ba               72            1,000       $685       $0.69     $ 49,320     $  591,840
                                                                                --------     ----------
                                                                      Total     $366,180     $4,394,160
                                                                                ========     ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE LAKES, RALEIGH, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR   2000    FISCAL YEAR   2001    FISCAL YEAR   2002    FISCAL YEAR  2003
                          -------------------------------------------------------------------------------------
                                 ACTUAL                  ACTUAL              ACTUAL          MANAGEMENT BUDGET
                          -------------------------------------------------------------------------------------
     DESCRIPTION           TOTAL      PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT  TOTAL      PER UNIT
---------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income           $4,454,134  $  7,424  $4,543,794  $  7,573  $4,275,932  $  7,127  $4,343,552  $ 7,239

  Vacancy                 $  630,698  $  1,051  $  375,199  $    625  $  604,297  $  1,007  $  396,809  $   661
  Credit Loss/Concessions $  138,476  $    231  $  210,638  $    351  $   52,527  $     88  $   61,200  $   102
                          -------------------------------------------------------------------------------------
    Subtotal              $  769,174  $  1,282  $  585,837  $    976  $  656,824  $  1,095  $  458,009  $   763

  Laundry Income          $   44,301  $     74  $   42,122  $     70  $   42,698  $     71  $   61,752  $   103
  Garage Revenue          $        0  $      0  $        0  $      0  $        0  $      0  $        0  $     0
  Other Misc. Revenue     $   99,724  $    166  $   87,536  $    146  $  108,051  $    180  $  104,947  $   175
                          -------------------------------------------------------------------------------------
    Subtotal Other Income $  144,025  $    240  $  129,658  $    216  $  150,749  $    251  $  166,699  $   278
                          -------------------------------------------------------------------------------------

Effective Gross Income    $3,828,985  $  6,382  $4,087,615  $  6,813  $3,769,857  $  6,283  $4,052,242  $ 6,754

Operating Expenses
  Taxes                   $  240,818  $    401  $  119,868  $    200  $  364,588  $    608  $  259,686  $   433
  Insurance               $   58,471  $     97  $  111,842  $    186  $  109,636  $    183  $  117,589  $   196
  Utilities               $  167,893  $    280  $  171,510  $    286  $  167,683  $    279  $  155,436  $   259
  Repair & Maintenance    $  428,877  $    715  $  320,537  $    534  $  324,021  $    540  $  261,780  $   436
  Cleaning                $        0  $      0  $        0  $      0  $        0  $      0  $        0  $     0
  Landscaping             $   77,676  $    129  $   63,987  $    107  $   50,544  $     84  $  139,572  $   233
  Security                $    5,701  $     10  $    6,689  $     11  $    4,194  $      7  $        0  $     0
  Marketing & Leasing     $   96,662  $    161  $   99,982  $    167  $   57,680  $     96  $   52,728  $    88
  General Administrative  $  586,509  $    978  $  626,883  $  1,045  $  480,768  $    801  $  442,968  $   738
  Management              $  199,174  $    332  $  198,840  $    331  $  200,286  $    334  $  228,924  $   382
  Miscellaneous           $        0  $      0  $        0  $      0  $        0  $      0  $        0  $     0

                          -------------------------------------------------------------------------------------
Total Operating Expenses  $1,861,781  $  3,103  $1,720,138  $  2,867  $1,759,400  $  2,932  $1,658,683  $ 2,764

  Reserves                $        0  $      0  $        0  $      0  $        0  $      0  $        0  $     0

                          -------------------------------------------------------------------------------------
Net Income                $1,967,204  $  3,279  $2,367,477  $  3,946  $2,010,457  $  3,351  $2,393,559  $ 3,989

                          ANNUALIZED    2003
                          -------------------
                               PROJECTION               AAA PROJECTION
                          -------------------   -----------------------------
     DESCRIPTION             TOTAL    PER UNIT     TOTAL    PER UNIT     %
-----------------------------------------------------------------------------
Revenues
  Rental Income           $4,050,812  $  6,751  $4,394,160  $  7,324   100.0%

  Vacancy                 $  738,192  $  1,230  $  439,416  $    732    10.0%
  Credit Loss/Concessions $  187,332  $    312  $   87,883  $    146     2.0%
                          ---------------------------------------------------
    Subtotal              $  925,524  $  1,543  $  527,299  $    879    12.0%

  Laundry Income          $   41,056  $     68  $   42,000  $     70     1.0%
  Garage Revenue          $        0  $      0  $        0  $      0     0.0%
  Other Misc. Revenue     $   72,796  $    121  $   87,000  $    145     2.0%
                          ---------------------------------------------------
    Subtotal Other Income $  113,852  $    190  $  129,000  $    215     2.9%

                          ---------------------------------------------------
Effective Gross Income    $3,239,140  $  5,399  $3,995,861  $  6,660   100.0%

Operating Expenses
  Taxes                   $  279,580  $    466  $  236,400  $    394     5.9%
  Insurance               $  131,432  $    219  $  120,000  $    200     3.0%
  Utilities               $  225,832  $    376  $  165,000  $    275     4.1%
  Repair & Maintenance    $  421,768  $    703  $  285,000  $    475     7.1%
  Cleaning                $        0  $      0  $        0  $      0     0.0%
  Landscaping             $  152,824  $    255  $   90,000  $    150     2.3%
  Security                $    4,000  $      7  $        0  $      0     0.0%
  Marketing & Leasing     $  155,584  $    259  $   57,000  $     95     1.4%
  General Administrative  $  530,604  $    884  $  477,000  $    795    11.9%
  Management              $  167,332  $    279  $  199,793  $    333     5.0%
  Miscellaneous           $        0  $      0  $        0               0.0%

                          ---------------------------------------------------
Total Operating Expenses  $2,068,956  $  3,448  $1,630,193  $  2,717    40.8%

  Reserves                $        0  $      0  $  150,000  $    250     9.2%

                          ---------------------------------------------------
Net Income                $1,170,184  $  1,950  $2,215,668  $  3,693    55.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE LAKES, RALEIGH, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                  CAPITALIZATION RATES
                 -----------------------------------------------------
                          GOING-IN                     TERMINAL
                 -------------------------      ----------------------
                  LOW                HIGH        LOW             HIGH
                 -----------------------------------------------------
RANGE            6.00%              10.00%      7.00%           10.00%
AVERAGE                     8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE LAKES, RALEIGH, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.                SALE DATE       OCCUP.        PRICE/UNIT      OAR
----------------------------------------------------------------------------
  I-1                     Jul-02          91%           $71,277        7.32%
  I-2                     Nov-01          98%           $61,224        9.44%
  I-3                     Oct-01          94%           $42,151       10.42%
  I-4                     Oct-01          92%           $49,314        8.89%
  I-5                     Nov-00          97%           $62,939        8.30%
                                                        -------------------
                                                           High       10.42%
                                                        -------------------
                                                            Low        7.32%
                                                        -------------------
                                                        Average        8.87%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $22,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE LAKES, RALEIGH, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE LAKES, RALEIGH, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                    THE LAKES

                YEAR                    APR-2004    APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
            FISCAL YEAR                     1           2            3            4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $4,394,160   $4,394,160   $4,482,043   $4,571,684   $4,708,835   $4,850,100

  Vacancy                             $  444,220   $  439,416   $  448,204   $  457,168   $  470,883   $  485,010
  Credit Loss                         $   87,883   $   87,883   $   89,641   $   91,434   $   94,177   $   97,002
  Concessions                         $  131,825   $   87,883   $   89,641   $   45,717   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  663,928   $  615,182   $  627,486   $  594,319   $  565,060   $  582,012

  Laundry Income                      $   42,000   $   42,000   $   42,840   $   43,697   $   45,008   $   46,358
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   87,000   $   87,000   $   88,740   $   90,515   $   93,230   $   96,027
                                      ---------------------------------------------------------------------------
    Subtotal Other Income             $  129,000   $  129,000   $  131,580   $  134,212   $  138,238   $  142,385

                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $3,859,232   $3,907,978   $3,986,137   $4,111,577   $4,282,012   $4,410,473

OPERATING EXPENSES:
  Taxes                               $  236,400   $  243,492   $  250,797   $  258,321   $  266,070   $  274,052
  Insurance                           $  120,000   $  123,600   $  127,308   $  131,127   $  135,061   $  139,113
  Utilities                           $  165,000   $  169,950   $  175,049   $  180,300   $  185,709   $  191,280
  Repair & Maintenance                $  285,000   $  293,550   $  302,357   $  311,427   $  320,770   $  330,393
  Cleaning                            $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                         $   90,000   $   92,700   $   95,481   $   98,345   $  101,296   $  104,335
  Security                            $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   57,000   $   58,710   $   60,471   $   62,285   $   64,154   $   66,079
  General Administrative              $  477,000   $  491,310   $  506,049   $  521,231   $  536,868   $  552,974
  Management                          $  192,962   $  195,399   $  199,307   $  205,579   $  214,101   $  220,524
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0

                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,623,362   $1,668,711   $1,716,818   $1,768,616   $1,824,028   $1,878,749

  Reserves                            $  150,000   $  154,500   $  159,135   $  163,909   $  168,826   $  173,891

                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $2,085,870   $2,084,767   $2,110,184   $2,179,052   $2,289,158   $2,357,832

  Operating Expense Ratio (% of EGI)        42.1%        42.7%        43.1%        43.0%        42.6%        42.6%
  Operating Expense Per Unit          $    2,706   $    2,781   $    2,861   $    2,948   $    3,040   $    3,131

                YEAR                   APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                    7            8            9           10           11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $4,995,603   $5,145,471   $5,299,835   $5,458,830   $5,622,595

  Vacancy                             $  499,560   $  514,547   $  529,983   $  545,883   $  562,259
  Credit Loss                         $   99,912   $  102,909   $  105,997   $  109,177   $  112,452
  Concessions                         $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $  599,472   $  617,456   $  635,980   $  655,060   $  674,711

  Laundry Income                      $   47,749   $   49,181   $   50,657   $   52,176   $   53,742
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   98,908   $  101,875   $  104,931   $  108,079   $  111,322
                                      --------------------------------------------------------------
    Subtotal Other Income             $  146,657   $  151,056   $  155,588   $  160,256   $  165,063

                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $4,542,787   $4,679,071   $4,819,443   $4,964,026   $5,112,947

OPERATING EXPENSES:
  Taxes                               $  282,274   $  290,742   $  299,464   $  308,448   $  317,702
  Insurance                           $  143,286   $  147,585   $  152,012   $  156,573   $  161,270
  Utilities                           $  197,019   $  202,929   $  209,017   $  215,288   $  221,746
  Repair & Maintenance                $  340,305   $  350,514   $  361,029   $  371,860   $  383,016
  Cleaning                            $        0   $        0   $        0   $        0   $        0
  Landscaping                         $  107,465   $  110,689   $  114,009   $  117,430   $  120,952
  Security                            $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   68,061   $   70,103   $   72,206   $   74,372   $   76,603
  General Administrative              $  569,563   $  586,650   $  604,249   $  622,377   $  641,048
  Management                          $  227,139   $  233,954   $  240,972   $  248,201   $  255,647
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0

                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,935,112   $1,993,165   $2,052,960   $2,114,549   $2,177,985

  Reserves                            $  179,108   $  184,481   $  190,016   $  195,716   $  201,587

                                      --------------------------------------------------------------
NET OPERATING INCOME                  $2,428,567   $2,501,424   $2,576,467   $2,653,761   $2,733,374

  Operating Expense Ratio (% of EGI)        42.6%        42.6%        42.6%        42.6%        42.6%
  Operating Expense Per Unit          $    3,225   $    3,322   $    3,422   $    3,524   $    3,630

Estimated Stabilized NOI  $2,215,668        Sales Expense Rate   3.00%
Months to Stabilized               1        Discount Rate       11.50%
Stabilized Occupancy            90.0%       Terminal Cap Rate   10.00%

Gross Residual Sale Price    $27,333,739     Deferred Maintenance         $         0
    Less: Sales Expense      $   820,012     Add: Excess Land             $         0
                             -----------     Other Adjustments            $         0
Net Residual Sale Price      $26,513,727                                  -----------
                                             Value Indicated By "DCF"     $22,829,316
PV of Reversion              $ 8,927,341               Rounded            $22,800,000
Add: NPV of NOI              $13,901,975
                             -----------
PV Total                     $22,829,316

                          "DCF" VALUE SENSITIVITY TABLE

                                                                  DISCOUNT RATE
                                      ---------------------------------------------------------------------
         TOTAL VALUE                     11.00%      11.25%          11.50%       11.75%           12.00%
------------------------------        ---------------------------------------------------------------------
TERMINAL CAP RATE        9.50%        $24,062,089  $23,676,459    $23,299,176   $22,930,029     $22,568,817
                         9.75%        $23,810,059  $23,430,036    $23,058,222   $22,694,412     $22,338,406
                        10.00%        $23,570,630  $23,195,933    $22,829,316   $22,470,576     $22,119,516
                        10.25%        $23,342,881  $22,973,250    $22,611,576   $22,257,658     $21,911,304
                        10.50%        $23,125,976  $22,761,171    $22,404,204   $22,054,879     $21,713,006

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE LAKES, RALEIGH, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $283,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE LAKES, RALEIGH, NORTH CAROLINA

                                    THE LAKES

                                                     TOTAL      PER SQ. FT.     PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                       $ 4,394,160     $ 8.84        $ 7,324

  Less: Vacancy & Collection Loss       12.00%    $   527,299     $ 1.06        $   879

  Plus: Other Income
    Laundry Income                                $    42,000     $ 0.08        $    70      1.05%
    Garage Revenue                                $         0     $ 0.00        $     0      0.00%
    Other Misc. Revenue                           $    87,000     $ 0.18        $   145      2.18%
                                                  -----------------------------------------------
      Subtotal Other Income                       $   129,000     $ 0.26        $   215      3.23%

EFFECTIVE GROSS INCOME                            $ 3,995,861     $ 8.04        $ 6,660

OPERATING EXPENSES:
  Taxes                                           $   236,400     $ 0.48        $   394      5.92%
  Insurance                                       $   120,000     $ 0.24        $   200      3.00%
  Utilities                                       $   165,000     $ 0.33        $   275      4.13%
  Repair & Maintenance                            $   285,000     $ 0.57        $   475      7.13%
  Cleaning                                        $         0     $ 0.00        $     0      0.00%
  Landscaping                                     $    90,000     $ 0.18        $   150      2.25%
  Security                                        $         0     $ 0.00        $     0      0.00%
  Marketing & Leasing                             $    57,000     $ 0.11        $    95      1.43%
  General Administrative                          $   477,000     $ 0.96        $   795     11.94%
  Management                             5.00%    $   199,793     $ 0.40        $   333      5.00%
  Miscellaneous                                   $         0     $ 0.00        $     0      0.00%

TOTAL OPERATING EXPENSES                          $ 1,630,193     $ 3.28        $ 2,717     40.80%

  Reserves                                        $   150,000     $ 0.30        $   250      3.75%

                                                  -----------------------------------------------
NET OPERATING INCOME                              $ 2,215,668     $ 4.46        $ 3,693     55.45%
                                                  ===============================================

  "GOING IN" CAPITALIZATION RATE                         9.50%

  VALUE INDICATION                                $23,322,819     $46.93        $38,871

  PV OF CONCESSIONS                              ($   283,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)              $23,039,819

                        ROUNDED                   $23,000,000     $46.28        $38,333

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE LAKES, RALEIGH, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE                  ROUNDED            $/UNIT              $/SF
--------------------------------------------------------------------------------------
  8.75%         $25,038,917             $25,000,000          $41,667            $50.30
  9.00%         $24,335,531             $24,300,000          $40,500            $48.90
  9.25%         $23,670,165             $23,700,000          $39,500            $47.69
  9.50%         $23,039,819             $23,000,000          $38,333            $46.28
  9.75%         $22,441,798             $22,400,000          $37,333            $45.07
 10.00%         $21,873,678             $21,900,000          $36,500            $44.07
 10.25%         $21,333,271             $21,300,000          $35,500            $42.86

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $23,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                                             $22,800,000
Direct Capitalization Method                                              $23,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $22,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
THE LAKES, RALEIGH, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach               $23,700,000
Income Approach                         $22,800,000
Reconciled Value                        $22,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $22,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE LAKES, RALEIGH, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LAKES, RALEIGH, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LAKES, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                               [PICTURE]

EXTERIOR - PROPERTY SIGN                                   EXTERIOR - OFFICE

       [PICTURE]                                               [PICTURE]

   INTERIOR - OFFICE                                     EXTERIOR - TYPICAL UNIT

       [PICTURE]                                               [PICTURE]

EXTERIOR - TYPICAL UNIT                                  INTERIOR - TYPICAL UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LAKES, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                          [PICTURE]

INTERIOR - TYPICAL KITCHEN                         EXTERIOR - PRIVATE POND

       [PICTURE]                                          [PICTURE]

INTERIOR - FITNESS FACILITY                     EXTERIOR - SAND VOLLEYBALL COURT

       [PICTURE]                                          [PICTURE]

  EXTERIOR - TENNIS COURT                        INTERIOR - RACQUET BALL COURT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LAKES, RALEIGH, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LAKES, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1                COMPARABLE I-2              COMPARABLE I-3
COTTAGES OF STONEHENGE            CALIBRE CHASE                 POLO RUN
7600 Falcon Rest Circle       231 Calibre Chase Drive      1803 Hillock Drive
Raleigh, North Carolina       Raleigh, North Carolina    Raleigh, North Carolina

      [PICTURE]                       [PICTURE]                 [PICTURE]

     COMPARABLE I-4                 COMPARABLE I-5
      HIDDEN CREEK                  SEDGEWOOD GREEN
5601 Old Wake Forest Road     3917 Knickerbocker Parkway
 Raleigh, North Carolina        Raleigh, North Carolina

      [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LAKES, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES


                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  The Lakes                                       Cambridge
 Management Company             AIMCO                                           Sentinel
LOCATION:
 Address                        6615 The Lakes Drive                            6801 Chesterbrook Court
 City, State                    Raleigh, North Carolina                         Raleigh, North Carolina
 County                         Wake                                            Wake
 Proximity to Subject                                                           0.70 mile to the west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         496,980                                         163,120
 Year Built                     1972                                            1995
 Effective Age                  25                                              8
 Building Structure Type                                                        Brick & wood/vinyl siding; composition
                                                                                shingle
 Parking Type (Gr.,Cov., etc.)                                                  Open
 Number of Units                600                                             168
 Unit Mix:                                Type            Unit   Qty. Mo. Rent      Type                 Unit   Qty.     Mo.
                                1  Geneva - 1Bd/1Ba Eff    535    72   $  487   2  1Bd/1Ba                 808   64    $ 705
                                2  Tahoe - 1Bd/1Ba         735   228   $  576      1Bd/2Ba               1,026   32    $ 805
                                3  Champlain - 2Bd/1Ba     960   228   $  658   4  2Bd/2Ba               1,158   24    $ 878
                                4  Superior - 2Bd/2Ba    1,000    72   $  683      2Bd/2.5Ba             1,058   48    $ 858
 Average Unit Size (SF)         828                                             700
 Unit Breakdown:                   Efficiency              2-Bedroom               Efficiency   0%         2-Bedroom  43%
                                   1-Bedroom               3-Bedroom               1-Bedroom  57%          3-Bedroom   0%
CONDITION:                                                                      Very Good
APPEAL:                                                                         Good
AMENITIES:
 Unit Amenities                    Attach. Garage           Vaulted Ceiling        Attach. Garage         X  Vaulted Ceiling
                                X  Balcony               X  W/D Connect.        X  Balcony                X  W/D Connect.
                                   Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                X  Spa/Jacuzzi              Car Wash               Spa/Jacuzzi            X  Car Wash
                                X  Basketball Court         BBQ Equipment          Basketball Court       X  BBQ Equipment
                                   Volleyball Court         Theater Room        X  Volleyball Court          Theater Room
                                X  Sand Volley Ball         Meeting Hall           Sand Volley Ball          Meeting Hall
                                X  Tennis Court             Secured Parking     X  Tennis Court              Secured Parking
                                X  Racquet Ball          X  Laundry Room           Racquet Ball           X  Laundry Room
                                X  Jogging Track            Business Office        Jogging Track          X  Business Office
                                X  Gym Room                                     X  Gym Room
                                X  Playground                                      Playground
OCCUPANCY:                      89%                                             77%
LEASING DATA:
 Available Leasing Terms        6 to 12  months                                 6, 9, 12
 Concessions                    Reduced rents ($100 off)                        2 months free on 12 month lease on all unit
                                                                                types
 Pet Deposit                    $200                                            $300 with $200 non-refundable, $10 per month
                                                                                pet
 Utilities Paid by Tenant:      X  Electric              X  Natural Gas         X  Electric               X  Natural Gas
                                   Water                    Trash               X  Water                     Trash
 Confirmation                   Arnetta Brown
 Telephone Number               919-847-1516                                    919-846-8274
NOTES:
 COMPARISON TO SUBJECT:                                                         Superior


                                                     COMPARABLE                                   COMPARABLE
         DESCRIPTION                                   R - 2                                         R - 3
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  Archstone Ridgewood                             Cedar Point
 Management Company             Archstone                                       CRS Raleigh Housing Corp.
LOCATION:
 Address                        120 Ridgewood Drive                             7101-1E Sandy Forks Road
 City, State                    Raleigh, North Carolina                         Raleigh, North Carolina
 County                         Wake                                            Wake
 Proximity to Subject           0.50 mile to the north of the subject           0.25 mile northeast of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         165,492                                         185,710
 Year Built                     1986                                            1972
 Effective Age                  17                                              31
 Building Structure Type        Brick & wood/vinyl siding; composition shingle  Brick & wood/vinyl siding; composition shingle
 Parking Type (Gr.,Cov., etc.)  Open                                            Open
 Number of Units                228                                             168
 Unit Mix:                               Type         Unit   Qty.    Mo.             Type             Unit   Qty.     Mo.
                                1  1Bd/1Ba - Type 1    510    34    $ 565       2  1Bd/1Ba              685   14     $ 530
                                   1Bd/1Ba - Type 2    624    72    $ 590       4  2Bd/2Ba            1,040   70     $ 640
                                2  1Bd/1Ba - Type 3    710    32    $ 690          3Bd/2Ba            1,230   84     $ 710
                                3  2Bd/1Ba             836    34    $ 725
                                   2Bd/2Ba             930    56    $ 755
 Average Unit Size (SF)         726                                             1,105
 Unit Breakdown:                   Efficiency   0%      2-Bedroom  39%            Efficiency   0%       2-Bedroom   42%
                                   1-Bedroom   61%      3-Bedroom   0%            1-Bedroom    8%       3-Bedroom   50%
CONDITION:                      Average                                         Fair
APPEAL:                         Average                                         Poor
AMENITIES:
 Unit Amenities                    Attach. Garage            Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                X  Balcony                X  W/D Connect.       X  Balcony                X  W/D Connect.
                                X  Fireplace                                       Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi               Car Wash              Spa/Jacuzzi               Car Wash
                                   Basketball Court          BBQ Equipment         Basketball Court          BBQ Equipment
                                   Volleyball Court          Theater Room          Volleyball Court          Theater Room
                                   Sand Volley Ball          Meeting Hall          Sand Volley Ball          Meeting Hall
                                X  Tennis Court              Secured Parking       Tennis Court              Secured Parking
                                   Racquet Ball           X  Laundry Room          Racquet Ball              Laundry Room
                                   Jogging Track             Business Office       Jogging Track             Business Office
                                X  Gym Room                                        Gym Room
                                   Playground                                   X  Playground
OCCUPANCY:                      93%                                             70%
LEASING DATA:
 Available Leasing Terms        3-12 month                                      12 months
 Concessions                    $125 off market                                 $31 off 1 BR, $90 off 2 BR, $60 off 3 BR

 Pet Deposit                    $250 to 350  non-refundable and pet rent        $200

 Utilities Paid by Tenant:      X  Electric               X   Natural Gas       X  Electric                  Natural Gas
                                X  Water                  X   Trash                Water                     Trash
 Confirmation                   Adrianne Lopez                                  Anna
 Telephone Number               919-848-3511                                    919-847-1330
NOTES:
 COMPARISON TO SUBJECT:         Similar                                         Inferior


                                                   COMPARABLE                                     COMPARABLE
         DESCRIPTION                                  R - 4                                          R - 5
------------------------------  --------------------------------------------  ---------------------------------------------
 Property Name                  Laurel Springs                                Hunting Ridge
 Management Company             Brookside Properties                          Drucker & Faulk
LOCATION:
 Address                        500-103 Bridleridge Drive                     1001 Fox Hunt Lane
 City, State                    Raleigh, North Carolina                       Raleigh, North Carolina
 County                         Wake                                          Wake
 Proximity to Subject           0.70 mile to the north of the subject         0.75 mile northeast of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         137,028                                       182,320
 Year Built                     1986                                          1982
 Effective Age                  17                                            21
 Building Structure Type        Wood/vinyl siding; composition shingle        Brick & wood/vinyl siding; composition shingle
 Parking Type (Gr.,Cov., etc.)  Open                                          Open
 Number of Units                122                                           176
 Unit Mix:                             Type           Unit   Qty.      Mo.           Type           Unit   Qty.    Mo.
                                   1Bd/1Ba              933    50     $ 709   2 1Bd/1Ba - Type 1      760   18    $ 630
                                4  2Bd/2Ba - Type 1   1,343    40     $ 869     1Bd/1Ba - Type 2      860   14    $ 663
                                   2Bd/2Ba - Type 2   1,414    32     $ 909     2Bd/1.5Ba - Type 1  1,030   96    $ 750
                                                                                2Bd/1.5Ba - Type 2  1,130   24    $ 745
                                                                                3Bd/2Ba - Type 1    1,250   18    $ 900
                                                                                3Bd/2Ba - Type 2    1,350    6    $ 925
 Average Unit Size (SF)         1,194                                         1,036
 Unit Breakdown:                  Efficiency   0%       2-Bedroom   59%         Efficiency   0%        2-Bedroom  68%
                                  1-Bedroom   41%       3-Bedroom    0%         1-Bedroom   18%        3-Bedroom  19%
CONDITION:                      Average                                       Average
APPEAL:                         Average                                       Average
AMENITIES:
 Unit Amenities                    Attach. Garage          Vaulted Ceiling       Attach. Garage           Vaulted Ceiling
                                X  Balcony              X  W/D Connect.       X  Balcony               X  W/D Connect.
                                X  Fireplace                                     Fireplace
                                X  Cable TV Ready                             X  Cable TV Ready
 Project Amenities              X  Swimming Pool                              X  Swimming Pool
                                   Spa/Jacuzzi          X  Car Wash              Spa/Jacuzzi              Car Wash
                                   Basketball Court        BBQ Equipment         Basketball Court      X  BBQ Equipment
                                   Volleyball Court        Theater Room       X  Volleyball Court         Theater Room
                                   Sand Volley Ball        Meeting Hall          Sand Volley Ball         Meeting Hall
                                   Tennis Court            Secured Parking    X  Tennis Court             Secured Parking
                                   Racquet Ball            Laundry Room          Racquet Ball          X  Laundry Room
                                X  Jogging Track           Business Office       Jogging Track            Business Office
                                   Gym Room                                   X  Gym Room
                                X  Playground                                 X  Playground
OCCUPANCY:                      98%                                           97%
LEASING DATA:
 Available Leasing Terms        6 to 12 months                                6 months and up
 Concessions                    Reduced rents ($110 off)                      1 month on 12 month lease, all unit types
 Pet Deposit                    $290 non-refundable                           up to $300 with  $150 non-refundable
 Utilities Paid by Tenant:      X  Electric             X  Natural Gas        X  Electric                 Natural Gas
                                X  Water                   Trash                 Water                    Trash
 Confirmation                                                                 Karen
 Telephone Number                                                             919-847-0632
NOTES:
 COMPARISON TO SUBJECT:         Similar                                       Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LAKES, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1            COMPARABLE R-2                COMPARABLE R-3
      CAMBRIDGE              ARCHSTONE RIDGEWOOD              CEDAR POINT
6801 Chesterbrook Court      120 Ridgewood Drive        7101-1E Sandy Forks Road
Raleigh, North Carolina    Raleigh, North Carolina       Raleigh, North Carolina

      [PICTURE]                  [PICTURE]                     [PICTURE]

    COMPARABLE R-4              COMPARABLE R-5
    LAUREL SPRINGS               HUNTING RIDGE
500-103 Bridleridge Drive     1001 Fox Hunt Lane
 Raleigh, North Carolina   Raleigh, North Carolina

      [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LAKES, RALEIGH, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LAKES, RALEIGH, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LAKES, RALEIGH, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LAKES, RALEIGH, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LAKES, RALEIGH, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             /s/ Frank Fehribach
                                        ----------------------------
                                            Frank Fehribach, MAI
                                    Managing Principal, Real Estate Group
                                   North Carolina Temporary Practice Permit
                                                    #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LAKES, RALEIGH, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LAKES, RALEIGH, NORTH CAROLINA

                                       FRANK A. FEHRIBACH, MAI

                                MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation             Mr. Fehribach has experience in valuations for resort
                       hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                       Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION              University of Texas - Arlington
                        Master of Science - Real Estate
                       University of Dallas
                        Master of Business Administration - Industrial
                       Management
                        Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LAKES, RALEIGH, NORTH CAROLINA

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30828

                       State of Arkansas, State Certified General Appraiser, #CG1387N

                       State of Colorado, Certified General Appraiser,
                       #CG40000445

                       State of Georgia, Certified General Real Property Appraiser, #218487

                       State of Michigan, Certified General Appraiser,
                       #1201008081

                       State of Texas, Real Estate Salesman License, #407158 (Inactive)

                       State of Texas, State Certified General Real Estate Appraiser, #TX-1323954-G

PROFESSIONAL           Appraisal Institute, MAI Designated Member
 AFFILIATIONS          Candidate Member of the CCIM Institute pursuing Certified
                       Commercial Investment Member (CCIM) designation

PUBLICATIONS           "An Analysis of the Determinants of Industrial Property
                       -authored with Dr. Ronald C. Rutherford and Dr. Mark
                       Eakin, The Journal of Real Estate Research, Vol. 8, No.
                       3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE LAKES, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE LAKES, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.